INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Washington Mutual, Inc. on Form S-3 of our report dated February 23, 2001, appearing in the Annual Report on Form 10-K of Washington Mutual, Inc. for the year ended December 31, 2000, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
Seattle, Washington
August 17, 2001